Exhibit 5.2

[PPL Letterhead]

May 24, 2013

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, an affiliate of PPL Corporation (the “Guarantor”), and PPL Capital Funding, Inc. (the “Company”). In this capacity, I have acted as counsel to the Company and the Guarantor in connection with their joint registration statement on Form S-3 (File Nos. 333-180410 and 333-180410-06) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration by the Company of $250,000,000 in aggregate principal amount of its 1.90% Senior Notes due 2018 (the “2018 Senior Notes”), $600,000,000 in aggregate principal amount of its 3.40% Senior Notes due 2023 (the “2023 Senior Notes”) and $300,000,000 in aggregate principal amount of its 4.70% Senior Notes due 2043 (the “2043 Senior Notes”, and together with the 2018 Senior Notes and the 2023 Senior Notes, the “Senior Notes”), each to be unconditionally guaranteed by the Guarantor as to payment of principal, premium, if any, and interest, pursuant to guarantees of the Guarantor (the “Guarantees”). The Senior Notes are to be issued under an Indenture (the “Base Indenture”) dated as of November 1, 1997 among the Company, the Guarantor and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”), as previously supplemented and as supplemented by Supplemental Indenture No. 10 thereto, dated as of May 24, 2013, providing for the 2018 Senior Notes, by Supplemental Indenture No. 11 thereto, dated as of May 24, 2013, providing for the 2023 Senior Notes, and by Supplemental Indenture No. 12 thereto, dated as of May 24, 2013, providing for the 2043 Senior Notes (such Base Indenture, as so supplemented, being referred to herein as the “Indenture”).

I have examined the Securities Purchase and Registration Rights Agreement, dated May 21,2013, among the Company, the Guarantor and the several purchasers named therein (the “SPPRA”) and such corporate records, certificates and other documents and have reviewed such questions of law as I have considered necessary or appropriate for purposes of the opinions expressed below.

On the basis of the foregoing assumptions and such examination and review, and subject to the limitations and qualifications stated herein, I advise you that I am of the opinion that:

(i) The Guarantor is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania, with corporate power to enter into, and perform its obligations under, the Guarantees and the Indenture;

(ii) The Guarantees have been duly authorized, executed and delivered by the Guarantor;

(iii) The Indenture has been duly authorized, executed and delivered by the Guarantor; and

(iv) The execution and delivery by the Guarantor of, and the performance by the Guarantor of its obligations under, the Indenture and the Guarantees will not contravene the Amended and Restated Articles of Incorporation or Amended and Restated By-laws of the Guarantor.

I hereby authorize and consent to the filing of this opinion as an exhibit to a report on Form 8-K (the “Report”) to be filed by the Guarantor on or about the date hereof and to its incorporation by reference into the Registration Statement. In addition, I authorize and consent to the references to me under the caption “Validity of the Notes and the Guarantees” in the Registration Statement and in the prospectus supplement constituting a part thereof. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

May 24, 2013

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania.

Very truly yours,

/s/ Frederick C. Paine
Frederick C. Paine